Exhibit (e)(2)

AMENDMENT TO THE

DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of August 1, 2019, is entered into by and between Destra Investment Trust, a Massachusetts business trust (the “Trust”) and Destra Capital Investments LLC, a Delaware limited liability company (the “Distributor” and together with the Trust, the “Parties”).

WHEREAS, the Parties entered into a Distribution Agreement dated the December 29, 2017 (the “Distribution Agreement”); and

WHEREAS, the Parties desire to amend the Distribution Agreement pursuant to Section 10 thereof to add the Destra Granahan Small Cap Advantage Fund to the Distribution Agreement (the “Amendment”).

NOW THEREFORE, for good and valuable consideration the parties hereby amend the Distribution Agreement as follows:

1.	Exhibit A is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

2.	Except as expressly amended by this Amendment, the Parties hereby confirm that in all other respects the Distribution Agreement and the rights and obligations therein remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

DESTRA INVESTMENT TRUST

By	/s/ Jane H. Shissler
	Title:	Jane H. Shissler, Secretary

Destra Capital Investments LLC

By	/s/ James Yount
	Title:	James Yount, President

Exhibit A

(Effective as of [           ], 2019)

Series of the Trust

Destra Flaherty & Crumrine Preferred and Income Fund
Destra Wolverine Dynamic Asset Fund
Destra Granahan Small Cap Advantage Fund